Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2022, with respect to the consolidated financial statements of Arbe Robotics Ltd., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the reoffer prospectus.

/s/ Somekh Chaikin

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

January 13, 2023